Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alcon, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-111145, 333-100746 and 333-86882) on Form S-8 of Alcon, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Alcon, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 20-F of Alcon, Inc. Our report refers to the implementation of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the implementation of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG LLP

KPMG LLP

Fort Worth, Texas

March 16, 2007